As filed with the Securities and Exchange Commission on October 3, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOUTHWEST WATER COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or Organization)	95-1840947 (I.R.S. Employer Identification Number)

225 North Barranca Avenue, Suite 200

West Covina, CA 91791-1605

(Address of Principal Executive Offices including Zip Code)

SOUTHWEST WATER COMPANY

Second Amended and Restated Southwest Water Company Stock Option Plan

(Full Title of the Plan)

PETER J. MOERBEEK Executive Vice President and Secretary SOUTHWEST WATER COMPANY 225 North Barranca Avenue Suite 200 West Covina, California 91791 (626) 915-1551	Copy to: Regina M. Schlatter, Esq. LATHAM & WATKINS 650 Town Center Drive, Twentieth Floor Costa Mesa, California 92626 (714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $0.01 par value	750,000 shares	$14.09	$10,567,500	$855

(1)	The Second Amended and Restated Stock Option Plan, as amended (the “Plan”), authorizes the issuance of an aggregate of 3,180,880 shares of Common Stock, par value $0.01per share, of Southwest Water Company (the “Company”) (the “Common Stock”), as adjusted for stock dividends, of which 750,000 shares are being registered hereunder and 1,763,905 of which have been previously registered.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, and represents the average of the high and low sales price of the Common Stock on the Nasdaq National Market on September 26, 2003.

(3)	In the event of a stock split, stock dividend, or similar transaction involving the Company’s Common Stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended. Each share of Common Stock being registered hereunder, if issued prior to the termination of the Company’s Stockholders’ Rights Agreement dated as of April 6, 1998, will include one preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the Common Stock.

Proposed issuances to take place as soon after the effective date of the Registration Statement as outstanding shares are purchased.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

The Plan authorizes the issuance of an aggregate of 3,180,880 shares of Common Stock, after giving effect to stock dividends. The Company has previously registered 1,763,905 shares (as adjusted for stock splits) issuable under the Plan by a Registration Statement on Form S-8 filed with the Commission on June 16, 2000, Registration No. 333-39508, (the “Prior Registration Statement”). Under this Registration Statement, the Company is registering an additional 750,000 shares of Common Stock issuable under the Plan. The contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.

Experts

The consolidated financial statements and schedules of Southwest Water Company and its subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in auditing and accounting. The report refers to a change in accounting for goodwill and other intangible assets in 2002 and adoption of SFAS No. 123, “Accounting for Stock-Based Compensation,” in 2002, which resulted in the restatement of our consolidated financial statements for 2001 and 2000 in accordance with the retroactive restatement method under SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” an amendment of SFAS No. 123.

Item 8. Exhibits

See Index to Exhibits on page 5.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Covina, State of California, on September 30, 2003.

SOUTHWEST WATER COMPANY

By:	/s/ ANTON C. GARNIER
Anton C. Garnier Chief Executive Officer

By:	/s/ RICHARD J. SHIELDS
Richard J. Shields Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Peter J. Moerbeek as attorney-in-fact and agent, each acting alone, with full powers of substitution to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of September 30, 2003.

Signature	Title

/s/ ANTON C. GARNIER Anton C. Garnier	President, Chief Executive Officer, Chairman of the Board

/s/ PETER J. MOERBEEK Peter J. Moerbeek	Executive Vice President, Secretary, Director

/s/ RICHARD J. SHIELDS Richard J. Shields	Chief Financial Officer

/s/ JAMES C. CASTLE James C. Castle	Director

/s/ H. FREDERICK CHRISTIE H. Frederick Christie	Director

/s/ LINDA GRIEGO Linda Griego	Director

/s/ DONOVAN D. HUENNEKENS Donovan D. Huennekens	Director

/s/ MAUREEN A. KINDEL Maureen A. Kindel	Director

/s/ RICHARD G. NEWMAN Richard G. Newman	Director

INDEX TO EXHIBITS

EXHIBIT		PAGE
4.1	Form of Securities Purchase Agreement dated May 28, 2003 among Southwest Water Company and the purchasers identified therein (incorporated by reference to Registrant’s Form S-3, File No. 333-106506, filed June 25, 2003)

4.2	Bond Purchase Agreement dated October 1, 1986, for Suburban Water Systems (incorporated by reference to Registrant’s Form 10-K Report for the year ended December 31, 1986).

4.2A	Bond Purchase Agreement dated February 20, 1992, for Suburban Water Systems (incorporated by reference to Registrant’s Form 10-K Report for the year ended December 31,1991).

4.2B	Bond Purchase Agreement dated October 21, 1996, for Suburban Water Systems (incorporated by reference to Registrant’s Form 10-K Report for the year ended December 31, 1996).

4.3	Indenture of Mortgage dated February 14, 1992, between New Mexico Utilities, Inc., and Wells Fargo Bank, formerly Sunwest Bank of Albuquerque, N.A. (incorporated by reference to Registrant’s Form 10-K Report for the year ended December 31, 1991).

4.3A	First Supplement to Indenture of Mortgage dated May 15, 1992, between New Mexico Utilities, Inc. and Wells Fargo Bank, formerly Sunwest Bank of Albuquerque, N.A. (incorporated by reference to Registrant’s Form 10-K Report for the year ended December 31, 1996).

4.3B	Second Amendment and Supplement to Indenture of Mortgage dated October 21, 1996, between New Mexico Utilities, Inc. and Wells Fargo Bank, formerly Sunwest Bank of Albuquerque, N.A. (incorporated by reference to Registrant’s Form 10-K Report for the year ended December 31, 1996).

4.4	Bond Purchase Agreement dated March 12, 1992, for New Mexico Utilities, Inc. (incorporated by reference to Exhibit 4.5 to Registrant’s Form 10-K Report for the year ended December 31, 1991).

4.4A	Bond Purchase Agreement dated November 8, 1996, for New Mexico Utilities, Inc. (incorporated by reference to Registrant’s Form 10-K Report for the year ended December 31, 1996).

4.5	Article Four of the Restated Certificate of Incorporation of the Registrant as to the rights, preferences, privileges and restrictions of all classes of stock (incorporated by reference to Registrant’s form 8-B Report filed on July 5, 1988).

4.6	Stockholder’s Rights Plan dated April 6, 1998 (incorporated by reference to the Registrant’s Form 8-K Report filed April 23, 1998).

4.7	Indenture dated as of July 20, 2001 between the Registrant and Chase Manhattan Bank and Trust Company, National Association (incorporated by reference to Registrant’s Form 10-Q Report for the quarter ended June 30, 2001).

4.9	Dividend Reinvestment and Stock Purchase Plan dated September 26, 2001, (incorporated by reference to Registrant’s Form S-3 Registration Statement filed on September 26, 2001).

5.1	Opinion of Latham & Watkins LLP.	7

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).	7

23.2	Consent of Independent Auditors.	8

24	Power of Attorney (included in the signature page to this Registration Statement).	4